FOR IMMEDIATE RELEASE Teton Energy Corporation 410 17th Street, Suite 1850 Denver, CO 80202-4444

Company contact:
Andrea Brown
(303) 565-4600
abrown@teton-energy.com
www.teton-energy.com

Teton Energy Announces Sale of a Portion of its Piceance Basin Asset for $33 Million in Cash Plus DJ Basin Production and Acreage

DENVER, Sept. 26 -- Teton Energy Corporation ("Teton") (Amex: TEC) announced today it has entered into an agreement to sell a 12.5 percent working interest position, or half of its 25 percent working interest position, in its Piceance Basin assets to Delta Petroleum Corporation ("Delta Petroleum") in exchange for cash and oil and gas assets. The proceeds from the sale include two components; $33 million in cash and proved producing oil and gas properties and undeveloped acreage located in the Denver-Julesburg ("DJ") Basin, on an exchange basis.

Teton is selling approximately 2.5 million cubic feet per day equivalent ("MMcfed") of its 5.0 MMcfed current net production in the Piceance Basin. Teton will gain approximately 1.0 MMcfed in current net production, and approximately 504,000 undeveloped gross acres (approximately 419,000 net acres) located in the DJ Basin. The reduced Piceance production volume of approximately 1.5 MMcfed is estimated to be made up by year-end 2008, based on the Company's current estimated post transaction Piceance Basin production growth profile.

The $33 million in gross cash proceeds from the sale as well as the cash flow generated from the acquired DJ Basin assets and the Company's other producing properties will be used to fund the Company's capital expenditure program. The Company believes that the proceeds from this sale will be sufficient to pay for planned capital expenditures through the 2008 calendar year. Thereafter, the Company plans to fund its ongoing capex program from estimated increased cash flows from operations associated with its development drilling program in the Piceance Basin and other basins, and through anticipated increases in the Company's borrowing base.

"This transaction represents the first step in the next phase of our growth and development," said Karl Arleth, President and Chief Executive Officer. "This sale allows us to reduce our future capex spending by 50 percent in the Piceance Basin, while continuing to participate in this high quality project with a 12.5 percent working interest. By 'right sizing' our working interest in the Piceance Basin, we are now able to finance our ongoing capex program for our existing projects without additional dilution to our shareholders." In addition, Mr. Arleth added, "we acquired proved producing oil and gas reserves and undeveloped acreage in a basin where we have a growing production base and currently hold approximately 266,000 gross non- operated acres and 9,000 gross operated acres."

Tristone Capital acted as exclusive financial advisor to Teton in this transaction.

Company Description. Teton Energy Corporation (AMEX: TEC), is an independent oil and gas exploration and production company based in Denver, Colorado. Teton is focused on the acquisition, exploration and development of North American properties and has current operations in the Rocky Mountain region of the U.S. The Company's common stock is listed on the American Stock Exchange under the ticker symbol "TEC." For more information about the Company, please visit the Company's website at http://www.teton-energy.com.

Forward-Looking Statements. This news release may contain certain forward- looking statements, including declarations regarding Teton and its subsidiaries' expectations, intentions, strategies and beliefs regarding the future within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements contained herein are based upon information available to Teton's management as at the date hereof and actual results may vary based upon future events, both within and without the control of the Teton's management, including risks and uncertainties that could cause actual results to differ materially including, among other things, the impact that additional acquisitions may have on the Company and its capital structure, exploration results, market conditions, oil and gas price volatility, uncertainties inherent in oil and gas production operations and estimating reserves, unexpected future capital expenditures, competition, governmental regulations and other factors discussed in the Company's Annual Report on Form 10-K for the year ended December 31, 2006 filed with the Securities and Exchange Commission. More information about potential factors that could affect the Company's operating and financial results are included in Teton's Annual Report on Form 10-K for the year ended December 31, 2006. Teton's disclosure reports are on file at the Securities and Exchange Commission and can be viewed on Teton's website at http://www.teton-energy.com. Copies are available without charge, upon request from the Company.